Exhibit 4.18

FREEPORT-MCMORAN OIL & GAS LLC,
Successor Issuer,
FCX OIL & GAS INC.,
Co-Issuer,
FMSTP INC.,
Additional Co-Issuer,
FREEPORT-MCMORAN INC.,
Parent Guarantor,
and
WELLS FARGO BANK, N.A.,
Trustee
NINETEENTH SUPPLEMENTAL INDENTURE
Dated as of September 30, 2016
To
INDENTURE
Dated as of March 13, 2007

TABLE OF CONTENTS

PAGE
ARTICLE 1
REPRESENTATIONS OF THE SUCCESSOR ISSUER, THE CO-ISSUER, THE ADDITIONAL CO-ISSUER AND
THE PARENT GUARANTOR
Section 1.01. Good Standing	2
Section 1.02. Authorization	2
Section 1.03. No Default	2
Section 1.04. Without Consent of Holders	2

ARTICLE 2
ASSUMPTION AND AGREEMENTS

Section 2.01. Assumption of Obligations	2
Section 2.02. Co-Issuer Reaffirmation	2

ARTICLE 3
AMENDMENT OF INDENTURE

Section 3.01. Amendment of Article Nine of the Indenture	2

ARTICLE 4
MISCELLANEOUS

Section 4.01. General References	3
Section 4.02. Effectiveness of Nineteenth Supplemental Indenture	3
Section 4.03. Indenture Remains in Full Force and Effect	3
Section 4.04. Supplemental Indenture Controls	3
Section 4.05. No Recourse Against Others	3
Section 4.06. Notices and Demands	3
Section 4.07. Benefits of Supplemental Indenture	3
Section 4.08. Successors and Assigns	4
Section 4.09. Severability	4
Section 4.10. Governing Law	4
Section 4.11. Counterparts	4
Section 4.12. Headings	4
Section 4.13. Trustee Disclaimer	4

NINETEENTH SUPPLEMENTAL INDENTURE, dated as of September 30, 2016 (this “Nineteenth Supplemental Indenture”), by and among FREEPORT-MCMORAN OIL & GAS LLC, a Delaware limited liability company (the “Successor Issuer”), FCX OIL & GAS INC., a Delaware corporation and the direct wholly owned subsidiary of the Parent Guarantor (the “Co-Issuer” and together with the Successor Issuer, the “Company”), FMSTP INC., a Delaware corporation (the “Additional Co-Issuer”), FREEPORT-MCMORAN INC., a Delaware corporation (f/k/a Freeport-McMoRan Copper & Gold Inc.) (the “Parent Guarantor”) and WELLS FARGO BANK, N.A., a nationally chartered banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, Plains Exploration & Production Company, a Delaware corporation, certain subsidiary guarantors thereof and the Trustee have heretofore executed and delivered an indenture, dated as of March 13, 2007 (as amended, supplemented or otherwise modified from time to time, including without limitation pursuant to this Nineteenth Supplemental Indenture, the “Indenture”);

WHEREAS, the following series of Securities have been issued pursuant to the Indenture and are outstanding as of the date of this Nineteenth Supplemental Indenture: 6.625% Senior Notes due 2021, 6.75% Senior Notes due 2022, 6.125% Senior Notes due 2019, 6.50% Senior Notes due 2020 and 6.875% Senior Notes due 2023 (collectively, the “Outstanding Notes”);

WHEREAS, the Co-Issuer will be converted into a Delaware limited liability company on the date hereof concurrently with the execution of this Nineteenth Supplemental Indenture;

WHEREAS, pursuant to Section 10.18 the Indenture, because an Investment Grade Rating Event has previously occurred, the Company and its Restricted Subsidiaries have ceased to be subject to Sections 10.9, 10.10, 10.11, 10.12, 10.13, 10.15, 10.16 and 8.1(a)(iv) of the Indenture;

WHEREAS, Sections 8.1(a)(i) and 8.1(a)(ii) of the Indenture provide, among other things, that the Co-Issuer may convert into another form of entity if the Person resulting from such conversion is a limited liability company organized or existing under the laws of any state of the United States and certain other conditions are complied with, provided that a corporate co-issuer shall be added to the Indenture by agreements reasonably satisfactory to the Trustee;

WHEREAS, the parties hereto desire to amend the Indenture to evidence the addition of the Additional Co-Issuer as an issuer under the Indenture and the assumption by the Additional Co-Issuer of all the payment obligations under the Securities and the Indenture;

WHEREAS, the parties hereto desire to amend the Indenture to amend Article Nine thereof as provided herein;

WHEREAS, Section 9.1(g) of the Indenture provides, among other things, that, without the consent of any holder of a Security, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities Guarantees or the Securities to make any change to any provision of the Indenture that does not adversely affect the rights or interests of any Holder of Securities; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Nineteenth Supplemental Indenture pursuant to Section 9.1(g) of the Indenture, and all conditions precedent and requirements necessary to make this Nineteenth Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are

i

hereby acknowledged, the Successor Issuer, the Co-Issuer, the Additional Co-Issuer, the Parent Guarantor and the Trustee agree as follows:

ARTICLE 1
REPRESENTATIONS OF THE SUCCESSOR ISSUER, THE CO-ISSUER, THE ADDITIONAL CO-ISSUER AND THE PARENT GUARANTOR

Each of the Successor Issuer, the Co-Issuer, the Additional Co-Issuer and the Parent Guarantor represents and warrants to the Trustee, with respect to itself and in each case only to the extent applicable, as follows:

Section 1.01. Good Standing. It is a limited liability company or corporation duly formed or organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation or formation as set forth in the preamble hereto.

Section 1.02. Authorization. The execution, delivery and performance by it of this Nineteenth Supplemental Indenture have been authorized and approved by all necessary action on its part.

Section 1.03. No Default. As of the date hereof, no Default or Event of Default exists.

Section 1.04. Without Consent of Holders. This Nineteenth Supplemental Indenture is executed and delivered pursuant to Section 9.1(g) of the Indenture and does not require the consent of any Holder of any Outstanding Notes.

ARTICLE 2
ASSUMPTION AND AGREEMENTS

Section 2.01. Assumption of Obligations. The Additional Co-Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be jointly and severally liable with the Successor Issuer and Co-Issuer, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in the Indenture.

Section 2.02. Co-Issuer Reaffirmation. Upon being converted into a Delaware limited liability company on the date hereof concurrently with the execution of this Nineteenth Supplemental Indenture, the Co-Issuer hereby reaffirms its obligations under the Securities and the Indenture.

ARTICLE 3
AMENDMENT OF INDENTURE

With respect to the Outstanding Notes, the Indenture is hereby amended as set forth below in this Article 3; provided, however, that each such amendment shall apply only to the Outstanding Notes and not to any other series of Securities issued under the Indenture.

Section 3.01. Amendment of Article Nine of the Indenture. Article Nine of the Indenture is hereby amended by adding the following text at the end of Article Nine:

“Section 9.7. Without Consent of the Additional Co-Issuer.

Notwithstanding any other provision of this Indenture or of the Securities or, if applicable, the Securities Guarantees, the Company, the Parent Guarantor and the Trustee may amend or supplement the Indenture, the Securities or the Securities Guarantees without the consent of the Additional Co-Issuer to make any change to any provision of the Indenture, the Securities or the Securities Guarantees that does not materially adversely affect the rights or interests of the Additional Co-Issuer. The Additional Co-Issuer shall not be a party to any supplemental indenture after the date hereof unless the Parent Guarantor provides prior written notice to the Trustee.”

ARTICLE 4
MISCELLANEOUS

Section 4.01. General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this Nineteenth Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Nineteenth Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Nineteenth Supplemental Indenture.

Section 4.02. Effectiveness of Nineteenth Supplemental Indenture. Upon the effectiveness of this Nineteenth Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Additional Co-Issuer, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Nineteenth Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 4.03. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed, including without limitation Section 6.7 of the Indenture.

Section 4.04. Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Nineteenth Supplemental Indenture, the provisions of this Nineteenth Supplemental Indenture shall control.

Section 4.05. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Parent Guarantor or any successor of the Parent Guarantor shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Parent Guarantor contained in this Nineteenth Supplemental Indenture, the Indenture or the Outstanding Notes, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Holders of the Outstanding Notes by their acceptance of the Parent Guarantee and as part of the consideration for the making of the Parent Guarantee.

Section 4.06. Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Nineteenth Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any series of Outstanding Notes to or upon the Successor Issuer, the Co-Issuer or the Additional Co-Issuer shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Successor Issuer, the Co-Issuer or the Additional Co-Issuer is filed by the Successor Issuer, the Co-Issuer or the Additional Co-Issuer, as applicable, with the Trustee) c/o Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer. (b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Nineteenth Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any series of Outstanding Notes to or upon the Parent Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Parent Guarantor is filed by the Parent Guarantor with the Trustee) to Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer. (c) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Nineteenth Supplemental Indenture or the Indenture to be given or made by the Parent Guarantor to or upon the Trustee or the Holders of any series of Outstanding Notes shall be given or made in accordance with Section 1.6 of the Indenture. As of the date of this Nineteenth Supplemental Indenture, the address for any such notice, demand, direction, request or other document to be given or made to or upon the Trustee is 750 N. St. Paul Place, Suite 1750, Dallas, Texas 75201, Attention: Corporate Trust, Municipal and Escrow Services.

Section 4.07. Benefits of Supplemental Indenture. Nothing in this Nineteenth Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Security Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Nineteenth Supplemental Indenture.

Section 4.08. Successors and Assigns. All covenants and agreements in this Nineteenth Supplemental Indenture made by the Successor Issuer, the Co-Issuer, the Additional Co-Issuer, the Parent Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 4.09. Severability. If any provision of this Nineteenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any series of Outstanding Notes shall have any claim therefor against any party hereto.

Section 4.10. Governing Law. This Nineteenth Supplemental Indenture and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction), except to the extent that the Trust Indenture Act is applicable.

Section 4.11. Counterparts. This Nineteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.12. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.13. Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Nineteenth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Successor Issuer, the Co-Issuer, the Additional Co-Issuer and the Parent Guarantor, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Nineteenth Supplemental Indenture. For the avoidance of doubt, the Trustee, by executing this Nineteenth Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Nineteenth Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Supplemental Indenture to be duly executed as of the day and year first written above.

FREEPORT-MCMORAN OIL & GAS LLC, as Successor Issuer
By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President & Chief Financial Officer

FCX OIL & GAS INC., as Co-Issuer
By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President

FMSTP INC., as Additional Co-Issuer
By:	/s/ Catherine R. Hardwick
Name: Catherine R. Hardwick
Title: President, Treasurer & Secretary

FREEPORT-MCMORAN INC., as Parent Guarantor
By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President, Chief Financial Officer & Treasurer

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

[Signature Page to Nineteenth Supplemental Indenture]